UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2020 (May 15, 2020)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 765-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2¢ per share	IFF	New York Stock Exchange
6.00% Tangible Equity Units	IFFT	New York Stock Exchange
0.500% Senior Notes due 2021	IFF 21	New York Stock Exchange
1.75% Senior Notes due 2024	IFF 24	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On May 15, 2020, International Flavors & Fragrances Inc. (“IFF” or the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) among the Company, China Construction Bank Corporation, New York Branch, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Lenders”).

Under the Term Loan Credit Agreement, the Lenders have committed to provide, subject to certain conditions, a senior unsecured two year term loan facility in an original aggregate principal amount of up to $200 million (the “Term Facility”).

The Term Facility will bear interest, at the Company’s option, at a per annum rate equal to either (x) an adjusted LIBOR rate plus an applicable margin varying from 1.225% to 2.475% or (y) a base rate plus an applicable margin varying from 0.225% to 1.475%, in each case depending on the public debt ratings for non-credit enhanced long-term senior unsecured debt issued by the Company.

The Company may voluntarily prepay the term loans without premium or penalty, with the balance payable on the second anniversary of the funding date. There is no required amortization under the Term Facility.

The proceeds of borrowings under the Term Loan Credit Agreement are to be used to finance, in part, the redemption, purchase or defeasance of the Company’s $300,000,000 Senior Notes due 2020, and the payment of fees and expenses in connection therewith.

The Term Loan Credit Agreement contains various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers, including a maximum ratio of net debt to EBITDA of 4.0x with step-downs over time, which shall be increased to 4.50x with stepdowns over time on and after the closing of the Company’s previously disclosed pending acquisition of Nutrition & Biosciences, Inc.

The funding of the loans under the Term Loan Credit Agreement is subject to the customary closing conditions set forth therein. The loans under the Term Loan Credit Agreement will be available in a single draw between September 15, 2020 and September 25, 2020. The commitments under the Term Loan Credit Agreement will terminate on the earlier of (i) September 25, 2020 or (ii) receipt by the Administrative Agent of written notice from the Company of its election to terminate all commitments under the Term Facility in full.

The foregoing description of the Term Loan Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Term Loan Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Term Loan Credit Agreement is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.1

Term Loan Credit Agreement, dated as of May 15, 2020 among International Flavors & Fragrances Inc., as borrower, the lenders signatory thereto and China Construction Bank Corporation, New York Branch, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Nanci Prado
Name:	Nanci Prado
Title:	Deputy General Counsel
Dated:	May 21, 2020